One American Road Mail Drop 7480 Dearborn, Michigan 48121-1732 Date: July 30, 2014 To: Dealers Participating in the Retrospective Profit Sharing Program Subject: Ford Interest Advantage (FIA) Investment Opportunity The option to receive your Annual Retrospective Payment via Electronic Fund Transfer (EFT) has been enhanced to include investment into a new or existing Ford Interest Advantage (FIA) note. FIA is an unsecured demand note program that is offered by prospectus only and gives you immediate access to your money. FIA makes it easy for investors to manage their note, provides competitive rates and convenient online access. Other benefits include: ? 24/7 online and mobile access to your note information ? Free online transfers ? Unlimited check writing ? Make additional investments to your FIA by taking a picture with your mobile device. Whether you already have an existing FIA note or you would like to establish one, it’s easy to have your Annual Retrospective Payment automatically invested. Contact Rita Brincat rbrincat@ford.com for any questions or if you would like to open a new FIA note. If you already have an existing FIA Note and would like to invest your Annual Retrospective Payment in the FIA, contact Belinda Jackson bisom@ford.com for assistance in completing the attached ACH instruction form. Go to www.fordcredit.com/fia to read our prospectus and check our current rates. Sincerely, Rita Brincat FIA Manager The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S citizens and resident aliens with U.S. Taxpayer ID (e.g. Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/38009/000104746912002626/a2206701zs-3asr.htm. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-194069